UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2021

Organovo Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35996	27-1488943
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Organovo Holdings, Inc.

440 Stevens Ave, Suite 200, Solana Beach, CA 92075

(Address of Principal Executive Offices) (Zip Code)

(858) 224-1000

(Registrant’s telephone number, including area code)

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	ONVO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 7, 2021, the Board of Directors of Organovo Holdings, Inc. (the “Company”) appointed Tom Jurgensen, age 63, the Company’s current General Counsel and Corporate Secretary, as the Company’s Interim Chief Financial Officer, effective May 7, 2021. Mr. Jurgensen was appointed Interim Chief Financial Officer in connection with the resignation of Chris Heberlig, effective on May 7, 2021, the Company’s former President and Chief Financial Officer, as previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 19, 2021. Upon commencement of his appointment, Mr. Jurgensen assumed the duties of the Company’s principal financial officer until such time as his successor is appointed, or until his earlier resignation or removal.

Mr. Jurgensen’s biography and a description of Mr. Jurgensen’s current compensation arrangement can be found under Item 5.02 of the Company’s Current Report on Form 8-K filed with the SEC on September 17, 2020. No new compensatory or severance arrangements were entered into in connection with Mr. Jurgensen’s appointment as Interim Chief Financial Officer.

There are no reportable family relationships between Mr. Jurgensen and any director or executive officer of the Company.

The following are descriptions of transactions or series of transactions since April 1, 2020, or any currently proposed transaction, to which the Company has been a party, in which the amount involved in the transaction or series of transactions exceeds $120,000 and in which Mr. Jurgensen had or will have a direct or indirect material interest, other than compensation arrangements that are described above:

Indemnification Agreement

In connection with Mr. Jurgensen’s appointment as General Counsel of the Company, in September 2020, the Company entered into an indemnification agreement with Mr. Jurgensen in the same form as the Company’s standard form of indemnification agreement with the Company’s other officers. The indemnification agreement provides for indemnification and advancement of litigation and other expenses to Mr. Jurgensen to the fullest extent permitted by law for claims relating to his service to the Company or its subsidiaries. The Company’s form of indemnification agreement was filed with the SEC on February 13, 2012 as Exhibit 10.17 to the Company’s Current Report on Form 8-K.

On May 13, 2021, the Board of Directors of the Company appointed Jonathan Lieber as President and Chief Financial Officer of the Company, effective May 13, 2021.  Mr. Lieber replaces Tom Jurgensen as the Company’s Interim Chief Financial Officer.

Mr. Jonathan Lieber, age 51, is currently employed by Danforth Advisors, LLC (“Danforth”), a professional financial consulting services firm.  Mr. Lieber is a seasoned executive with significant experience in managing and leading teams as well as overseeing the financial and operational responsibilities of private and publicly traded life sciences companies.  He has over twenty-five years of experience and has been a Managing Director at Danforth Advisors LLC since December 2018.  In that capacity, he is currently serving as interim CFO for a number of healthcare companies. His experience includes senior management roles, including previously serving as Chief Financial Officer and Treasurer of Histogenics Corporation from July 2015 to September 2019. Mr. Lieber also previously served as Senior Vice President, Chief Financial Officer and Treasurer of Metamark Genetics from January 2014 to June 2015.  Earlier in his career, he held the position of Chief Financial Officer and Treasurer at Repligen Corporation, and Chief Financial Officer and Treasurer at Xcellerex, Inc. Mr. Lieber began his life-sciences career at Altus Pharmaceuticals from July 2002 through March 2009. He received an MBA in finance from the Stern School of Business of New York University and a BA in Business Administration/Finance from Boston University. He is also a Board Member of Salarius Pharmaceuticals, Inc.

There are no transactions between Mr. Lieber and the Company that would be reportable under Item 404(a) of Regulation S-K.  There also are no family relationships between Mr. Lieber and any director or executive officer of the Company.

The Company has retained Mr. Lieber through Danforth pursuant to the terms of that certain consulting agreement, dated August 25, 2020, by and between the Company and Danforth (the “Consulting Agreement”). Pursuant to the Consulting Agreement, the Company has agreed to pay Danforth $400 per hour of services provided by Mr. Lieber. The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Consulting Agreement previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 5, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2021	ORGANOVO HOLDINGS, INC.

	By:	/s/ Keith Murphy
Keith Murphy
Executive Chairman